City of Buenos Aires, March 6, 2024 Messrs. Comisión Nacional de Valores (National Securities Commission) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) (Buenos Aires Stock Exchange) Messrs. Mercado Abierto Electrónico S.A. (MAE) S / D Ref.: LOMA NEGRA C.I.A.S.A. - Call for Ordinary General Shareholders’ Meeting to be held on April 25th, 2024 – Approval of Sustainability Report for the period 2023 Dear Sirs, We are writing to you in order to comply with the provisions of subparagraph a) of Section 4 of Chapter II, Title II of the Rules of the National Securities Commission (T.O. 2013). In this regard, we inform that the Board of Directors of the Company decided at its meeting held on March 6, 2024 to convene an Ordinary General Shareholders’ Meeting to be held on April 25th, 2024 at 10:00 a.m. on the first call and at 12:00 p.m. on second call in accordance with Section 237, paragraph 2 of Law 19,550, remotely from the corporate headquarters located at Cecilia Grierson 355, 4th floor of the City of Buenos Aires, allowing the shareholders or their representatives and other participants to participate in person or remotely. Also, we hereby inform that the Board of Directors of the Company today has approved the publication of the third Sustainability Report for the period 2023, which can be accessed at https://www.lomanegra.com/sostenibilidad/. Sincerely, ____________________ Marcos I. Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.